PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS 2010 RESULTS

VISALIA, California, January 28, 2011 — Valley Commerce Bancorp, (OTCBB:  VCBP), a bank holding company and the parent company of Valley Business Bank, today announced fourth quarter 2010 net income of $764,000, or $0.25 per diluted common share.  This compared to a net loss of $2.1 million, or $0.84 loss per diluted common share, for the fourth quarter of 2009. For the year ended December 31, 2010 Valley Commerce Bancorp reported earnings of $2.2 million, or $0.68 per diluted common share, compared to a net loss of $587,000, or $0.36 loss per diluted common share, for 2009.

Allan W. Stone, President and Chief Executive Officer, remarked, “We are very pleased to report stronger earnings for 2010.  Our growth trends in earnings and capital continue to serve as pillars of strength while we and our customers continue to work through the economic challenges in Central California.  We believe the Bank is moving in the right direction and our management team is ready to capitalize on opportunities as they arise.  In comparison to our peer groups both locally and nationally you will find Valley Business Bank among the leaders for financial stability as evidenced by our 5 Star Bauer rating.  We look forward to continuing to meet the banking needs of our customers as well as providing our shareholders with a safe and sound investment.”

Comparison of December 31, 2010 to September 30, 2010

•	Assets decreased $1.2 million or 0.3% to $341.4 million

•	Net loans decreased $1.3 million or 0.6% to $234.3 million

•	Allowance for loan losses (ALL) increased by $251,000 to $6.7 million; the ALL as percentage of total loans increased to 2.78% compared to 2.66%

•	Non-performing loans as a percentage of total loans increased from 2.43% to 2.83%; non-performing assets as a percentage of total assets increased from 1.72 % to 2.00%

•	Total deposits decreased $1.3 million or 0.4% to $294.3 million

•	Shareholder’s equity increased by $230,000 or 0.6% to $38.7 million; the Total Risk-Based Capital Ratio increased from 17.1% to 17.5%.

Comparison of December 31, 2010 to December 31, 2009

•	Assets increased $1.2 million or 0.4% to $341.4 million

•	Net loans decreased by $519,000 or 0.2% to $234.3 million

•	ALL increased by $468,000 to $6.7 million; the ALL as percentage of total loans increased to 2.78% compared to 2.58%

•	Non-performing loans as a percentage of total loans decreased from 3.05% to 2.83%; non-performing assets as a percentage of total assets decreased from 2.16% to 2.00%

•	Total deposits remained stable at approximately $294.3 million

•	Shareholder’s equity increased by $1.9 million or 5% to $38.7 million; the Total Risk-Based Capital Ratio increased from 16.0% to 17.5%

Loans, Investment Securities and Deposits

Net loans (gross loans less the ALL) remained consistent at $234.3 million at December 31, 2010 compared to $234.8 million at December 31, 2009, a decrease of $519,000 or 0.2%.  Average gross loans were $243.5 million for 2010 and $239.8 million for 2009, an increase of $3.7 million or 2%.

Available-for-sale investment securities increased from $42.6 million at December 31, 2009 to $50.8 million at December 31, 2010.  There were $20.7 million of investment security purchases during 2010 which served to enhance earnings and provide portfolio diversification.   Gain on sale of investments was $34,000 in 2010 compared to $416,000 in 2009.

The Company’s deposits remained consistent at $294.3 million at December 31, 2010 and 2009.  The amount of brokered time deposits included in total deposits at December 2010 and 2009 were $9.2 million and $17.8 million, respectively.  Average total deposits were $298.1 million for 2010 compared to $277.2 million for 2009, an increase of $20.9 million or 8%.  The Bank’s core deposits grew from local sources due to the Company’s ongoing marketing efforts which included strategies to attract depositors from failed or acquired banks in its area.

Asset Quality

Non-performing assets at December 31, 2010 were comprised of six customer relationships with an aggregate balance of $6.8 million compared with five customer relationships at December 31, 2009 with an aggregate balance of $7.4 million.  The Company had no other real estate owned at either date.  Non-performing assets decreased during 2010 due to charge-offs and improvements in borrower payment performance.  Net charge-offs for 2010 totaled $1.6 million, or 0.7% of average loans, compared to the 2009 total of $4.0 million or 1.67% of average loans.

The Company increased its allowance for loan losses from $6.2 million at December 31, 2009 to $6.7 million at December 31, 2010.  The allowance for loan losses represented 2.78% of total loans at December 31, 2010 compared to 2.58% at December 31, 2009.

The portion of the allowance for loan losses relating to specific impaired loans was $1.6 million and $2.7 million at December 31, 2010 and 2009, respectively.  Impaired loans totaled $10.9 million and $12.5 million at December 31, 2010 and 2009, respectively.  At December 31, 2010 and 2009, impaired loans were comprised of non-accrual loans and currently accruing loans that fit the impaired definition.

Shareholders’ Equity

Total shareholders’ equity increased by $1.9 million, from $36.9 million at December 31, 2009 to $38.7 million at December 31, 2010. The increase primarily resulted from net earnings during 2010, and to a lesser extent from the exercise of non-qualified stock options, offset by accumulated 2010 cash dividends on preferred stock.

Book value per common share increased to $11.80 at December 31, 2010 from $11.18 at December 31, 2009 due to the 2010 earnings offset by cash dividends paid.  Valley Commerce Bancorp’s Total Risk-Based Capital Ratio increased to 17.5% at December 31, 2010 compared to 16.0% at December 31, 2009.

Comparison of Fourth Quarter 2010 to Fourth Quarter 2009

•	Net interest income before provision for loan losses increased by $281,000 or 9%

•	The provision for loan losses decreased by $4.8 million

•	Non-interest income decreased by $207,000 or 37%

•	Non-interest expense remained at $2.4 million

Comparison of 2010 to 2009

•	Net interest income before provision for loan losses increased by $754,000 or 6%

•	The provision for loan losses decreased by $5.0 million

•	Non-interest income decreased by $696,000 or 34%

•	Non-interest expense increased by $120,000 or 1%

Net Interest Income and Net Interest Margin

For the quarter ended December 31, 2010 net interest income before provision for loan losses totaled $3.5 million, an increase of $281,000 or 9% from the $3.2 million earned during the fourth quarter of 2009.  Net interest income before provision for loan losses totaled $13.6 million for 2010, an increase of $754,000 or 6% from the 2009 total of $12.8 million.  Net interest income increased during the 2010 periods due primarily to decreases in the cost of deposits and borrowings.

Net interest margin was 4.31% and 4.32% for the three-month periods ended December 31, 2010 and 2009, respectively.  Net interest margin for 2010 and 2009 was 4.24% and 4.43%, respectively, a decrease of 19 basis points.  The year over year decline in the net interest margin is primarily related to the increase in average earning assets while the yield on those assets was decreasing in 2010.  Average earning assets were $328.4 million and $298.3 million for 2010 and 2009, respectively, while the average yield on earning assets was 5.03% and 5.80% for 2010 and 2009, respectively.  Changes in the average rate paid on deposits and borrowings had a slightly less impact on the decrease on the net interest margin, as the average rate paid was 1.17% in 2010 compared to 1.88% in 2009.  In addition, in 2010 the Company continued to reposition its balance sheet as part of its strategy to protect against rising interest rates.  This involved selling higher yielding fixed rate investment securities and purchasing lower yielding adjustable rate investment securities.  The Company carried a significant amount of liquidity on its balance sheet in 2010 due to the success of its deposit gathering efforts and the desire to create greater flexibility during this time of financial markets instability.

Non-Interest Income

For the quarter ended December 31, 2010, non-interest income totaled $357,000, a decrease of $207,000 or 37% from the $564,000 recorded during the fourth quarter of 2009.  The quarterly decrease resulted primarily from the sale of investment securities at a gain of $247,000 in the 2009 period compared to $26,000 in the 2010 period.

For all of 2010, non-interest income totaled $1.3 million, a decrease of $696,000 or 34% from the 2009 total of $2.0 million.  The decrease in non-interest income for 2010 was attributable to decrease in gains from the sale of investment securities of $34,000 in 2010 compared to $416,000 in 2009 and $317,000 in proceeds from life insurance proceeds in 2009 compared to none in 2010.

Non-Interest Expense

For the quarter ended December 31, 2010 and 2009, non-interest expense was $2.4 million.  Salaries and employee benefits increased $90,000 or 7% due to new hires; other expenses increased by $30,000 or 34% due to increases in employee training and FDIC assessments increased by $10,000 or 8%.  These were offset by decrease of $57,000 or 14% in occupancy and fixed asset expenses due to the relocation of the Visalia main office from a leased facility to a purchased building; $52,000 in professional and legal expenses due to reduced legal costs on loans and $21,000 in data processing costs due primarily to lower costs associated with the remote deposit capture product.

For all of 2010, non-interest expense totaled $9.8 million, an increase of $119,000 or 1% over the 2009 total of $9.7 million.  The annual increase resulted from a $382,000 or 8% increase in salaries and employee benefits due to deferred loan salary costs, and a $98,000 or 16% increase in FDIC insurance cost.  In addition, data processing expense increased by $24,000 or 4% due to growth and costs associated with new technology-oriented services.  These increases were offset by a decrease of $231,000 or 15% in 2010 occupancy and fixed asset expense due to the relocation of the main branch from a leased facility to a purchased building, a $16,000 or 7% decrease in marketing and promotional expense, a $115,000 or 25% decrease in operational expense and a $110,000 or 20% decrease in professional and legal expenses related primarily to reduced legal costs on loans.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996.  Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of December 31,
	2010	2009
Assets

Cash and Due from Banks	$32,668	$39,078
Available-for-Sale Investment Securities	50,823	42,569
Loans (net)	234,304	234,823
Bank Premises and Equipment (net)	8,511	8,042
Cash Surrender Value of Bank-Owned Life Insurance	6,627	6,355
Other Assets	8,488	9,305
TOTAL ASSETS	$341,421	$340,172

Liabilities & Equity
Non-Interest Bearing Deposits	$91,203	$76,575
Interest Bearing Deposits	119,446	121,399
Time Deposits	83,629	96,308
Total Deposits	294,278	294,282
Short-Term Debt		-
Long-Term Debt	2,562	3,662
Junior Subordinated Deferrable Interest Debentures	3,093	3,093
Other Liabilities	2,738	2,266
Total Liabilities	302,671	303,303
Shareholders’ Equity	38,750	36,869
TOTAL LIABILITIES & EQUITY	$341,421	$340,172

Condensed Consolidated Statement of Income (in Thousands except per share data) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Interest Income	$4,012	$4,158	$16,212	$16,929
Interest Expense	522	949	2,619	4,089
NET INTEREST INCOME	3,490	3,209	13,593	12,840
Provision for Loan Losses	250	5,000	2,050	7,000
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	3,240	(1,791)	11,543	5,840
Non-interest Income	357	564	1,341	2,037
Non-interest Expense	2,446	2,446	9,778	9,659
INCOME (LOSS) BEFORE (TAX BENEFIT) INCOME TAXES	1,151	(3,673)	3,106	(1,782)
Provision for (Benefit from) Income Taxes	387	(1,586)	943	(1,195)
NET INCOME (LOSS)	$764	$(2,087)	$2,163	$(587)
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$(96)	$(95)	$(386)	$(353)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$668	$(2,182)	$1,777	$(940)
EARNINGS (LOSS) PER COMMON SHARE - BASIC	$0.25	$(0.84)	$0.68	$(0.36)
EARNINGS (LOSS) PER COMMON SHARE – DILUTED	$0.25	$(0.84)	$0.68	$(0.36)
COMMON SHARES OUTSTANDING – END OF PERIOD	2,630	2,608	2,630	2,608

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2010	2009

CREDIT QUALITY DATA
Allowance for loan losses	$6,448	$6,231
Allowance for loan losses as a percentage of total loans	2.78%	2.58%
Non-performing loans	$6,822	$7,364
Non-performing loans as a percentage of total loans	2.83%	3.05%
Non-performing assets as a percentage of total assets	2.00%	2.16%
Year-to-date net charge-offs	$1,582	$4,013
Year-to-date net charge-offs as a percentage of average loans	0.65%	1.67%

SHARE AND PER SHARE DATA
Basic earnings (loss) per common share for the quarter	$0.25	$(0.84)
Diluted earnings (loss) per common share for the quarter	$0.25	$(0.84)
Quarterly weighted average common shares outstanding	2,613,858	2,608,317
Quarterly weighted average diluted common shares outstanding	2,624,071	2,611,492
Basic earnings (loss) per common share, year-to-date	$0.68	$(0.36)
Diluted earnings (loss) per common share, year-to-date	$0.68	$(0.36)
Year-to-date weighted average common shares outstanding	2,609,714	2,602,228
Year-to-date weighted average diluted common shares outstanding	2,616,257	2,609,724
Book value per common share	$11.80	$11.18
Total common shares outstanding	2,630,480	2,608,317

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	7.76%	(20.93)%
Annualized return (loss) on average assets	0.87%	(2.37)%
Net interest margin	4.31%	4.32%
Efficiency ratio	63.59%	64.82%

ANNUAL KEY FINANCIAL RATIOS
Return (loss) on average equity	5.68%	(1.53)%
Return (loss) on average assets	0.63%	(0.18)%
Net interest margin	4.24%	4.43%
Efficiency ratio	65.5%	64.9%
Loan to deposit ratio at year end	79.6%	79.8%
Total Risk-Based Capital Ratio at year end	17.5%	16.0%